Exhibit 10.1

INFINITY ENERGY RESOURCES, INC.

SUMMARY OF PROPOSED TERMS

CORE ENERGY, LLC OIL & GAS LEASE ACQUISITION

Date of this Term Sheet	September 2nd, 2020

Proposed parties to the transaction	Infinity Energy Resources, Inc., a Delaware Corporation (the “Company”) will be the Acquirer.

Core Energy, LLC, a Kansas Limited Liability Company is the Seller

Binding Nature of the Term Sheet	This term sheet is non-binding until:

1) agreed to and executed by both parties
2) 500,000 shares of Infinity Common Stock to CORE ENERGY, LLC due on or before September 31st, 2020.

CLOSING:
3) $900,000 total purchase price received by Core Energy by Friday, November 1st, 2020 at the end of business day.

Transaction Structure	The transaction will be structured as Infinity Energy, Inc. purchasing all of the Working Interest, Leasehold Interest, production, equipment (AS IS) Seismic data, files maps, oil in tank and any related oil and gas documents of the Otis/Albert Field in possession of Core Energy, LLC.

Proposed property to be acquired in the transaction	Core Energy has acquired or has authority to enter into any contract related to its mineral rights/leasehold to approximately 11,000 acre in Rusk and Barton County, Kansas of which 960 are HBP in the Wagner Unit Core. (the “Oil & Gas Property”).

The Oil & Gas Property/project will include approximately 11,000 acres of leasehold including but not limited to the Core Energy Leasehold.

The Oil & Gas Property/project will include access to Seismic data with an approximate value paid of $650,000.

Proposed property to be acquired in the transaction (continued)	The Oil & Gas Property/project has 1 Horizontal producing well, one Horizontal Injection well, 1 Salt Water Disposal well, 2 vertical producing wells which produce from the Reagan Sand approximately 3600’ deep.

Transaction includes all equipment and infrastructure in place and current production including but not limited to, all oil in tanks as of closing Effective Date.

Leasehold Interests to be acquired in the transaction	Leasehold ownership for the Oil & Gas Property subject to this sale is a 100% Working Interest in the Oil & Gas Property with various net revenue interests in the underlying leases with an approximate weighted average Net Revenue Interest of 82.5%, based on acreage.

Purchase Price	The parties will enter into purchase and sale agreement (“PSA”) to acquire the Oil & Gas Property (100% of the working interest). The closing date is scheduled for November 1, 2020.

The seller will continue to utilize Popp Operating, LLC which is currently operating the property to the best of its ability to maintain all wells.

Capital Raises related to the Transaction	Infinity Resources Capital. Inc. will immediately launch a capital raise of approximately $2-10 million USD to fund the acquisition and development of the Oil & Gas Property (sources and uses file indicated in Exhibit A).

Company Information	Please refer to the Company’s Annual Report and its Quarterly Report, including the Risk Factors highlighted in Item 7 in the Annual Report.

Agreed to and accepted on September 2, 2020 by:

Infinity Energy Resources, Inc.:
Stanton E. Ross, Chairman, CEO & President

Core Energy, LLC:
Coal Creek Energy, LLC
John Loeffelbein, Member

Mandalay, LLC
Harvey M. Burstein, Member

EXHIBIT A